Exhibit 10.14

GLOBE SPECIALTY METALS, INC.

STOCK APPRECIATION RIGHT AGREEMENT

This Stock Appreciation Right Agreement (the “Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Globe Specialty Metals, Inc., a Delaware corporation (the “Company”), and the participant named below (the “Participant”). The Rights represented by this Agreement are not granted under the Company’s 2006 Employee, Director and Consultant Stock Plan (the “Plan”), but are intended to be a “stand-alone” grant. However, for ease of reference, certain capitalized words not defined herein shall have the meaning ascribed to them in the Plan and certain specified terms of the Plan shall be applied to this Agreement.

Participant:

Address:

Total SAR Shares Subject:

Base Price Per SAR Share:	$

Date of Grant:

Vesting Schedule:	The Rights shall vest and become exercisable as set forth in Exhibit A.

Expiration Date:

1. Grant of Rights. Subject to the terms of this Agreement, the Company hereby grants to Participant stock appreciation rights (the “Rights”) to receive payment from the Company, upon exercise, of a cash amount determined by multiplying:

(a) the difference obtained by subtracting the Base Price per Share (as specified above) from the Fair Market Value of a share of the Company’s Common Stock on the exercise date, by

(b) the number of Rights exercised on the exercise date.

2. Exercise. Exercise shall be made by the delivery to the Secretary of the Company, prior to the time when the Rights expire under the terms of this Agreement, of a written notice signed by Participant (or another person as permitted under Section 12 the Plan) stating that the Rights or a portion thereof are thereby exercised. Except as set forth in the next sentence, upon exercise of the Rights, the Company shall make a payment to Participant equal to the amount set forth in Section 1 with respect to all vested SAR Shares as to which the Rights are exercised. Upon the closing of a Corporate Transaction (as defined in Section 24 the Plan) in which any surviving corporation or acquiring corporation does not assume this Agreement or substitute a similar award, the Company shall make payment to Participant equal to the amount set forth in Section 1 with respect to all vested SAR Shares as to which the Rights have not previously been exercised and paid or terminated, and Participant shall not be required to make the delivery of the written notice specified above.

3. Vesting. Subject to such further limitations as are provided in this Agreement, the Right shall vest and become exercisable in accordance with the vesting schedule set forth above.

4. Administration. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent herewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith. No officer of the Company or member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to this Agreement.

5. Adjustment. If the outstanding shares of Company Common Stock upon which the Rights are based are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, the number of SAR Shares underlying the Rights and the Base Price per SAR Share related thereto shall be adjusted in the manner set forth in Section 24 of the Plan.

6. Not an Option. The Rights are not intended by the parties to be, and shall not be treated as, a stock option nor as an incentive stock option, as such term is defined under section 422 of the Internal Revenue Code of 1986. The Rights granted hereby are not related to any incentive stock option or nonqualified stock option and shall not be deemed to grant to Participant any rights to ownership of the Company’s Common Stock or any rights of a holder thereof.

7. Entire Agreement. This Agreement, the capitalized words defined in the Plan specified in this Agreement, the terms of the Plan specified in this Agreement, Section 28 of the Plan (Withholding) and Section 32 of the Plan (Employment) constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

8. Rights Not Transferable. Neither the Rights nor any interest or right therein or part thereof shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition is voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 9 shall not prevent transfers by will or by the applicable laws of descent and distribution.

9. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within Delaware. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision shall be enforced to the maximum extent possible and the other provisions shall remain fully effective and enforceable.

11. Amendments. The Company reserves the right to amend the terms and provisions of this Agreement without Participant’s consent to the extent necessary to comply with any applicable Federal or state securities law, but in such case, similar economics shall be provided. Except the foregoing, this Agreement shall not be amended other than by a supplemental agreement signed by the Company and Participant. Either party may waive compliance by the other party with any of the terms or conditions of this Agreement, but no such waiver shall be binding unless executed in writing by the party granting the waiver.

12. Acceptance. Participant hereby acknowledges receipt of this Agreement and the applicable portions of the Plan. Participant has read and understands the terms and provisions thereof, and accepts the Rights subject to this Agreement and such applicable portions of the Plan. Participant acknowledges that there may be adverse tax consequences upon exercise of the Rights and that Participant should consult a tax adviser prior to such exercise.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Participant has executed this Agreement this      day of                     , but effective as of the Date of Grant.

GLOBE SPECIALTY METALS, INC.

By:

PARTICIPANT

Exhibit A

Vesting Schedule

Vesting Dates: The Rights shall vest and become exercisable in three increments as follows:

Vesting Date	Number of Rights Vested

The vesting of unvested Rights shall accelerate and vest in full upon (i) Participant’s termination of employment by reason of death, (ii) Participant’s termination of employment by reason of Disability, (iii) Participant’s termination of employment for Good Reason, (iv) Participant’s termination of employment by the Company other than for Cause, (v) Participant’s termination of employment by the Company during the Protection Period, other than for Cause, or (vi) Participant’s termination of employment during the Protection Period for Good Reason.

The vesting of the unvested Rights shall terminate and such unvested Rights shall immediately terminate upon (i) termination of Participant’s employment by the Company for Cause or (ii) Participant’s termination of employment without Good Reason.

For the purposes of this Agreement, the terms “Disability”, “Good Reason”, “Cause”, “Change of Control” and “Protection Period” shall have the meanings set forth in the Employment Agreement dated                     between the Company and Participant.

Immediately prior to (and contingent upon the effectiveness of) the closing of a Corporate Transaction in which any surviving corporation or acquiring corporation does not assume this Agreement or substitute a similar award, the Rights shall vest in full and be immediately exercisable.